                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 22 )*
                                          ---

                         Anixter International Inc.
-------------------------------------------------------------------------------
                              (NAME OF ISSUER)

                   Common Stock, par value $1.00 per value
-------------------------------------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                035290  10  5
-------------------------------------------------------------------------------
                               (CUSIP NUMBER)

              Sheli Z. Rosenberg, Rosenberg & Liebentritt, P.C.
    Two N. Riverside Plaza, Suite 600, Chicago, IL  60606 (312) 466-3990
-------------------------------------------------------------------------------
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                              September 2, 1997
-------------------------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

*The remainder of this cover page shall be filled our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


---------------------                                              ------------
CUSIP No. 035290 10 5                  13D                         Page 2 of 11
---------------------                                              ------------
-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF
            ABOVE PERSON

              Riverside Partners
              36-3274337
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) [X]
                                                                     (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY

-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                         [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
              Illinois
-------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
  NUMBER OF
   SHARES                  200,000
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     8    SHARED VOTING POWER
 PERSON WITH
                ---------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                           200,000
                ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              200,000
-------------------------------------------------------------------------------
    12      CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .4%
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
              PN
-------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


---------------------                                              ------------
CUSIP No. 035290 10 5                  13D                         Page 3 of 11
---------------------                                              ------------
-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF
            ABOVE PERSON

              SZRL Investments
              36-6561094
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) [X]
                                                                     (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY

-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                         [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
              Illinois
-------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
  NUMBER OF
   SHARES                  867,000
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     8    SHARED VOTING POWER
 PERSON WITH
                ---------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                           867,000
                ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              867,000
-------------------------------------------------------------------------------
    12      CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              1.8%
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
              PN
-------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


---------------------                                              ------------
CUSIP No. 035290 10 5                  13D                         Page 4 of 11
---------------------                                              ------------
-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF
            ABOVE PERSON

              Equity Holdings
              36-3206542
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) [X]
                                                                     (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY

-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                         [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
              Illinois
-------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
  NUMBER OF
   SHARES                  200,000
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     8    SHARED VOTING POWER
 PERSON WITH
                ---------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                           200,000
                ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              200,000
-------------------------------------------------------------------------------
    12      CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .4%
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
              PN
-------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


---------------------                                              ------------
CUSIP No. 035290 10 5                  13D                         Page 5 of 11
---------------------                                              ------------
-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF
            ABOVE PERSON

              Robert H. and Ann Lurie Trust
              36-6944487
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) [X]
                                                                     (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY

-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            00
-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                         [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
              Illinois
-------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
  NUMBER OF
   SHARES                  4,550,822
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     8    SHARED VOTING POWER
 PERSON WITH
                ---------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                           4,550,822
                ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,550,882
-------------------------------------------------------------------------------
    12      CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              9.6%
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
              OO
-------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


---------------------                                              ------------
CUSIP No. 035290 10 5                  13D                         Page 6 of 11
---------------------                                              ------------
-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF
            ABOVE PERSON

              Samstock/SZRT, L.L.C.
              ###-##-####
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) [X]
                                                                     (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY

-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            00
-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                         [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
-------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
  NUMBER OF
   SHARES                  4,425,990
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     8    SHARED VOTING POWER
 PERSON WITH
                ---------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                           4,425,990
                ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,425,990
-------------------------------------------------------------------------------
    12      CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              9.3%
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
              OO
-------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


---------------------                                              ------------
CUSIP No. 035290 10 5                  13D                         Page 7 of 11
---------------------                                              ------------
-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF
            ABOVE PERSON

              Samuel Zell
              ###-##-####
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) [X]
                                                                     (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY

-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                         [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
              USA
-------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
  NUMBER OF
   SHARES                  240,084
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     8    SHARED VOTING POWER
 PERSON WITH
                ---------------------------------------------------------------
                   9    SOLE DISPOSITIVE POWER

                           240,084
                ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              240,084
-------------------------------------------------------------------------------
    12      CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .5%
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
              IN
-------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

                ONLY THOSE ITEMS AMENDED ARE REPORTED HEREIN.
          CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE
                THE SAME MEANING AS THEY HAVE IN THE INITIAL
                    SCHEDULE 13D AND AMENDMENTS THERETO.


Item 3.  Source and Amount of Funds or Other Consideration
         -------------------------------------------------

and

Item 5.  Interest in Securities of the Issuer
         -------------------------------------------------

         Since the date of filing of the Amendment Number 21, the following transactions in Shares have occurred:

         On August 1, 1997, Riverside distributed 7,220,334 Shares to its Partners;

         On August 1, 1997, SZRL distributed 1,732,374 Shares to its Partners;

         On August 1, 1997, the Lurie Trust received 4,425,990 Shares in distributions from Riverside and SZRL;

         On August 1, 1997, the Samuel Zell Revocable Trust under trust agreement dated January 17, 1990 (the "Zell Trust") received 4,425,990 Shares in distributions from Riverside and SZRL and then contributed such Shares to Samstock/SZRT, L.L.C., a Delaware limited liability company ("Samstock/SZRT") in which the Zell Trust is the sole member.

         As of the date hereof, there are 47,530,094 Shares issued and outstanding. The Shares of the Reporting Persons (including 100,084 Shares obtainable by Mr. Zell upon the exercise of options to purchase Shares which are currently exercisable or exercisable within 60 days) represent approximately 22.0% of the Shares which would be issued and outstanding upon the exercise of such options. Of such Shares, 200,000, or .4%, are beneficially owned by Riverside; 867,000, or 1.8%, are beneficially owned by SZRL; 200,000, or .4%, are beneficially owned by Equity Holdings; 4,550,822, or 9.6% are beneficially owned by the Lurie Trust; 4,425,990, or 9.3%, are beneficially owned by Samstock/SZRT; and 240,084, or .5%, are beneficially owned by Mr. Zell.

                                 SIGNATURES

After reasonable inquiry, and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  September 17, 1997



                            RIVERSIDE PARTNERS, an Illinois limited
                            partnership

                            BY: Samuel Zell Revocable Trust under
                            agreement dated January 17, 1990, a general partner


                            BY: /s/ Samuel Zell
                               ------------------------------------------------
                               Samuel Zell, Trustee



                            SZRL INVESTMENTS, an Illinois general
                            partnership

                            BY: Samuel Zell Revocable Trust under
                            agreement dated January 17, 1990, a general partner


                            BY: /s/ Samuel Zell
                               ------------------------------------------------
                               Samuel Zell, Trustee




                             SAMSTOCK/SZRT, L.L.C.

                             BY: Samuel Zell Revocable Trust under
                             agreement dated January 17, 1990, its sole member


                             BY: /s/ Samuel Zell
                                -----------------------------------------------
                                Samuel Zell, Trustee

                             EQUITY HOLDINGS, an Illinois general
                             partnership

                             BY: Samuel Zell Revocable Trust under
                             agreement dated January 17, 1990, a general partner


                             BY: /s/ Samuel Zell
                                -----------------------------------------------
                                Samuel Zell, Trustee



                             ROBERT H. AND ANN LURIE TRUST


                             BY: /s/ Ann Lurie
                                -----------------------------------------------
                                Ann Lurie, Co-Trustee




                             BY: /s/  Samuel Zell
                                -----------------------------------------------
                                 Samuel Zell